Exhibit (h)(iv)
ANNEX A

Fund	Trading Symbol
DJ STOXX 50® ETF	FEU
DJ EURO STOXX 50® ETF	FEZ
SPDR® DJ Wilshire International Real Estate ETF	RWX
SPDR® FTSE/Macquarie Global Infrastructure 100 ETF	GII
SPDR® MSCI ACWI ex-US ETF	CWI
SPDR® Russell/Nomura PRIME™ Japan ETF	JPP
SPDR® Russell/Nomura Small Cap™ Japan ETF	JSC
SPDR® S&P® Russia ETF	RBL
SPDR® S&P® China ETF	GXC
SPDR® S&P® Emerging Asia Pacific ETF	GMF
SPDR® S&P® Emerging Markets ETF	GMM
SPDR® S&P® Emerging Europe ETF	GUR
SPDR® S&P® Emerging Latin America ETF	GML
SPDR® S&P® Emerging Middle East & Africa ETF	GAF
SPDR® S&P® World ex-US ETF	GWL
SPDR® S&P® International Small Cap ETF	GWX
SPDR® S&P® BRIC 40 ETF	BIK
SPDR® S&P® International Dividend ETF	DWX
SPDR® S&P® International Mid Cap ETF	MDD
SPDR® S&P® Emerging Markets Small Cap ETF	EWX
SPDR® DJ Wilshire Global Real Estate ETF	RWO
SPDR® S&P® Global Natural Resources ETF	GNR
SPDR® S&P® International Consumer Discretionary Sector ETF	IPD
SPDR® S&P® International Consumer Staples Sector ETF	IPS
SPDR® S&P® International Energy Sector ETF	IPW
SPDR® S&P® International Financial Sector ETF	IPF
SPDR® S&P® International Health Care Sector ETF	IRY
SPDR® S&P® International Industrial Sector ETF	IPN
SPDR® S&P® International Materials Sector ETF	IRV
SPDR® S&P® International Technology Sector ETF	IPK
SPDR® S&P® International Telecommunications Sector ETF	IST
SPDR® S&P® International Utilities Sector ETF	IPU
SPDR® S&P® Asia Pacific ETF*	GAO
SPDR® S&P® Europe ETF*	GEU
SPDR® S&P® Emerging Africa ETF*
SPDR® S&P® Emerging South East Asia ETF*

Fund	Trading Symbol
SPDR® S&P® Emerging GCC-Middle East ETF*
SPDR® S&P® Ireland ETF*
SPDR® S&P® Brazil ETF*
SPDR® S&P® India ETF*

*	The Fund is registered but not operational
Dated: September 13, 2010